Exhibit 99.2

NEWS RELEASE

CONTACT:
Janine Orf
(314) 542-2109
FOR IMMEDIATE RELEASE
PATRIOT COAL SECURES $500 MILLION LINE OF CREDIT
ST. LOUIS, November 1 — Patriot Coal Corporation (NYSE: PCX) today announced that it has entered into a four-year $500 million line of credit with a syndicate led by Bank of America. Borrowings under the agreement bear interest at LIBOR plus 1.75% at current debt levels. The credit agreement is secured by substantially all of the company’s assets and contains customary covenants.
     “We are pleased to secure this significant credit agreement and believe it provides Patriot with the capacity to execute our strategy,” said Patriot President and Chief Executive Officer Richard M. Whiting. “While Patriot currently is substantially debt-free, this agreement gives us the flexibility to pursue acquisitions and for any potential future working capital needs.”
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the Eastern United States, with eight company-operated mines, two joint venture mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.2 billion tons of proven and probable coal reserves. The company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; our dependence on Peabody Energy in the near future; geologic, equipment and operational risks associated with mining; supplier performance and the availability and cost of key equipment and commodities; our ability to recover coal reserves; labor availability and relations; availability and costs of transportation; legislative and regulatory developments; weather patterns affecting energy demand; availability and costs of competing energy resources; and other risks detailed in the company’s filings with the Securities and Exchange Commission.
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